File No. 70-7604

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549
                            Form U-1
             _______________________________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ________________________________

                  System Energy Resources, Inc.
                      1340 Echelon Parkway
                   Jackson, Mississippi 39213

       (Name of company filing this statement and address
                 of principal executive offices)
                ________________________________

                       Entergy Corporation
     (Name of top registered holding company parent of each
                     applicant or declarant)
                 ______________________________

                       Gerald D. McInvale
                    Senior Vice President and
                     Chief Financial Officer
                  System Energy Resources, Inc.
                      1340 Echelon Parkway
                   Jackson, Mississippi 39213

            (Name and address of agent for service)
                 ______________________________

     The Commission is also requested to send copies of any communications in connection with this matter to:

  Laurence M. Hamric, Esq.           Thomas J. Igoe, Jr., Esq.
  Denise C. Redmann, Esq.            Reid & Priest LLP
  Entergy Services, Inc.             40 West 57th Street
  639 Loyola Avenue                  New York, New York  10019
  New Orleans, Louisiana  70113

Item 1.  Description of Proposed Transactions.

          Item 1 of the Application-Declaration in File 70-7604, as previously amended, is hereby supplemented by adding the following paragraphs to the end thereof:

          "Pursuant to Commission authorization in this file (HCAR Nos. 24825, 24827 and 24919, February 21, 1989, February
23, 1989 and July 7, 1989, respectively) (the "Orders"), System Energy Resources, Inc. ("SERI") entered into a Fuel Lease, dated as of February 24, 1989 (the "Lease"), with River Fuel Funding Company #3, Inc. ("River Fuel") under which SERI leases nuclear fuel required for use at its Grand Gulf Nuclear Generating Station ("Grand Gulf"). Under the terms of the Lease, River Fuel makes payments to suppliers, processors and manufacturers necessary to provide nuclear fuel for Grand Gulf, or SERI makes such payments and is reimbursed by River Fuel.

          In accordance with the terms of the Orders, SERI consented to allow River Fuel to finance the acquisition of up to $250 million of nuclear fuel through (i) a maximum commitment of $70 million under a Credit Agreement, dated as of February 24, 1989, with Union Bank of Switzerland, Houston Agency (the "Credit Agreement"), and (ii) the issuance by River Fuel of up to $180 million of secured notes ("Secured Notes") pursuant to Secured Note Agreements entered into with certain institutional lenders.

          Under the Credit Agreement, River Fuel may issue and sell its commercial paper through an agent under a Depositary Agreement supported by an irrevocable direct-pay letter of credit issued by the Bank. Alternatively, River Fuel can make revolving credit borrowings from the Bank evidenced by River Fuel's promissory notes.

          In order to obtain more flexibility for its nuclear fuel acquisition program and because of favorable conditions in the commercial paper market, SERI now proposes that River Fuel enter into either (a) an amendment to the Credit Agreement increasing the maximum commitment thereunder to $250 million ("Amended Credit Agreement"), or (b) if alternative bank financing becomes available on more favorable terms, a new credit agreement in replacement of the Credit Agreement providing for a maximum commitment of $250 million ("Successor Credit Agreement").

          Under the terms of the Lease, River Fuel may not amend the Credit Agreement or enter into any successor credit agreement without the consent of SERI. Authorization is herein requested for SERI to consent to the execution by River Fuel of the Amended Credit Agreement or Successor Credit Agreement; provided, however, that (a) River Fuel's combined obligations under the Amended Credit Agreement (or Successor Credit Agreement) and the outstanding Secured Notes shall at no time exceed the $250 million currently authorized by the Commission in this file, and
(b) all of the other terms and conditions of the Amended Credit Agreement (or Successor Credit Agreement) shall continue to be within the parameters authorized by the Orders."


Item 2.   Fees, Commissions and Expenses.

          The fees, commissions and expenses to be paid or incurred by SERI in connection with the transactions described herein are not expected to exceed $12,000, including the $2,000 filing fee of the Commission, legal fees estimated not to exceed $7,500, and fees of Entergy Services, Inc., estimated not to exceed $2,500.


Item 3.   Applicable Statutory Provisions.

          SERI believes that its participation in the transactions proposed herein is subject to Sections 9(a) and 10 of the Act and that no other Sections of the Act, including
Sections 6 and 7, are applicable.


Item 4.   Regulatory Approval.

          No state regulatory body or agency and no federal commission or agency other than the Commission has jurisdiction over the transactions proposed herein.


Item 5.   Procedure.

          Item 5 is hereby amended by adding the following at the end thereof:

          "SERI hereby requests that the Commission's supplemental order authorizing SERI to consent to the execution by River Fuel of the Amended Credit Agreement or Successor Credit Agreement be entered on or before January 31, 1996. Pursuant to Rule 24(c)(1) under the Act, the Commission is requested to specify in its supplemental order that the transactions authorized thereby shall be carried out within one year of the issuance of the supplemental order.

          SERI hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission; agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision; and requests that there be no waiting period between the issuance of the Commission's supplemental order and the date on which it is to become effective."


Item 6.   Exhibits and Financial Statements.

          (a)  Exhibits:

                    *B-3(a)   Amended Credit Agreement or
                              Successor Credit Agreement.

                    *F-1(b)   Opinion of Wise Carter Child &
                              Caraway.

                    *F-2(b)   Opinion of Friday, Eldredge &
                              Clark.

                    *F-3(b)   Opinion of Reid & Priest LLP.

                     H-2 Suggested form of notice of proposed transactions for publication in the
                              Federal Register.

          (b)  Financial Statements:

          The transactions proposed herein do not contemplate an increase in the amount of financing currently authorized by the Commission. Therefore, no financial statements are filed herewith.


*  To be filed by Rule 24 Certificate after execution of Amended
Credit Agreement or Successor Credit Agreement.

                           SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                              SYSTEM ENERGY RESOURCES, INC.



                              By:   /s/ William J. Regan, Jr.
                                        William J. Regan, Jr.
                                   Vice President and Treasurer


Dated:  December 19, 1995